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                                                                   EXHIBIT 11.1

                    INFORMATION MANAGEMENT ASSOCIATES, INC.

 CALCULATION OF SHARES USED IN DETERMINING PRO FORMA NET LOSS PER COMMON SHARE

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
                          FOR THE YEAR ENDED FOR THE THREE MONTHS ENDED FOR THE THREE MONTHS ENDED
                          DECEMBER 31, 1996        MARCH 31, 1996             MARCH 31, 1997
                          ------------------ -------------------------- --------------------------
Weighted average common
 stock outstanding
 during the year........      4,262,133              4,255,197                  4,293,379
Convertible preferred
 stock (1)..............      1,022,388                920,433                  1,532,161
Redeemable common stock
 warrants (1)...........        415,308                415,308                    415,308
Stock options (1).......        154,934                154,934                    154,934
Dilutive effect of
 common and common stock
 equivalents issued
 subsequent to March 6,
 1996 (2)...............        272,694                272,694                    272,694
                              ---------              ---------                  ---------
Shares used in computing
 pro forma net loss per
 common share...........      6,127,457              6,018,566                  6,668,476
                              =========              =========                  =========
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(1) The numbers of shares issuable upon conversion or exercise of the Series A convertible preferred stock, redeemable common stock warrants and stock options are shown as if such conversion or exercise occurred on January 1,
    1996. The number of shares issuable upon conversion of the Series B convertible preferred stock is shown as if such conversion occurred upon issuance of such stock on November 1, 1996.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, common stock options and warrants issued at prices below the initial public offering price of $12.00 per share ("cheap stock") during the 12-month period immediately preceding the initial filing date of the
    Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.